Exhibit 10.10

EXECUTION COPY

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

dated as of

December 22, 2005

among

SUPERNUS PHARMACEUTICALS, INC.,

SHIRE LABORATORIES INC.

and

SHIRE PLC

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT A	Assignment and Assumption Agreement
EXHIBIT B	Assignment of SLI Patents
EXHIBIT C	Confidentiality and Proprietary Rights Agreement
EXHIBIT D	Customer Contract/License Agreement Provisions

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

AGREEMENT dated as of December 22, 2005 among Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), Shire Laboratories Inc., a Delaware corporation (“SLI”) and Shire plc, a company incorporated under the laws of England and Wales (“Guarantor”).

W I T N E S S E T H :

WHEREAS, SLI conducts a business which develops pharmaceutical products using its oral drug delivery technologies for or in partnership with pharmaceutical companies and which consists of (i) predictive discovery lead selection and oral bioavailability screening, (ii) oral bioavailability enhancement, including solubility enhancement, permeation enhancement and efflux and protease protection, (iii) the development of oral controlled release formulations and (iv) the development of reduced abuse potential formulations (collectively, the “Business”); provided that the term “Business” shall not include the Retained Business (as defined herein);

WHEREAS, the parties desire to effect the contribution, sale and licensing of assets attributable to the Business currently conducted by SLI to Supernus, with a view towards Supernus carrying on the Business as a going concern in succession to SLI, in consideration for securities issued by Supernus and cash, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, concurrently herewith, Supernus, Shire LLC, an Affiliate (as defined herein) of SLI, and Guarantor have entered into (i) a License Agreement dated as of the date hereof relating to the license of Guanfacine (as defined herein) and (ii) a License Agreement dated as of the date hereof relating to the Compounds (as defined herein) being licensed to Shire LLC and its Affiliates (the licenses in clauses (i) and (ii), collectively, the “Licenses”);

WHEREAS, concurrently herewith, Supernus, SLI and certain other parties have entered into a Series A Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”);

WHEREAS, concurrently herewith Supernus, Shire LLC and Guarantor have entered into an Ongoing Projects Agreement (as defined herein); and

WHEREAS, Guarantor has agreed to guarantee the obligations of SLI hereunder.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions.

(a)           The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, where “control” means the ownership of more than 50% of the issued share capital or other equity interest or the legal power to direct or cause the direction of such Person.

“Amphetamine” means (i) (±)-alpha-Methylbenzeneethanamine; (ii) any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, or metabolites of (i); and (iii) any compound involving forming or breaking a bond or bonds with any of (i) or (ii) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of (i) or (ii).

“Anagrelide” means 6,7-Dichloro-1,5-dihydroimidazo-[2,1-b]quinazolin-2(3H)-one.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Intellectual Property Rights” means (i) the SLI Patents, (ii) the SLI Trademarks and Tradenames and (iii) the SLI Other Know-How.

“Carbamazepine” means (i) carbamazepine (5H-Dibenz{b,f}azepine-5-carboxyamide); (ii) any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, or metabolites of (i); and (iii) any compound involving forming or breaking a bond or bonds with any of (i) or (ii) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of (i) or (ii); provided that the definition of Carbamazepine shall not include Oxcarbazepine.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compound Fields” means the research, development, formulation, testing, design, manufacture, use, offer to sell, sale, distribution, import and export of any pharmaceutical product containing any of the Compounds as an active ingredient.

“Compounds” means Amphetamine, Carbamazepine, Guanfacine, Lanthanum, and Mesalamine (each a “Compound” and collectively, the “Compounds”).

“Contract” means any contract, agreement (including any confidential disclosure agreement), license, lease, sales or purchase order or other legally binding undertaking or commitment, whether written or oral.

“Damages” means any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or solely between the parties hereto).

“Effective Time” means 12:01 a.m. (EST) on the Closing Date.

“Environmental Laws” means any statute, law (including common law), regulation, rule, judgment, order, injunction, permit or governmental restriction or requirement, in each case relating to the environment, or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Liabilities” means any and all liabilities, obligations or commitments arising in connection with or in any way relating to the Business (as currently or previously conducted), the Contributed Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any Environmental Law (and including any matter disclosed or required to be disclosed in Schedule 3.13).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Guanfacine” means (i) guanfacine (N-(Aminoiminomethyl)-2,6-dichlorobenzeneacetamide); (ii) any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, or metabolites of (i); and (iii) any compound involving forming or breaking a bond or bonds with any of (i) or (ii) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of (i) or (ii).

“IND” means an Investigational New Drug Application.

“Inventions” means all writings, inventions, discoveries, improvements, Know-How, and other technology (including without limitation any proprietary biological or other materials, compounds or reagents and computer software), whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon relating, in whole or in part, to the Compounds.

“Intellectual Property Rights” means patents, trademarks, service marks, trade names, internet domain names, rights in designs, copyright (including rights in computer software databases) and moral rights, utility models and other intellectual property rights, and all rights in and to Know-How, in each case whether registered or unregistered and including any applications for the grant of any such rights and all rights and forms of protection having an equivalent or similar effect anywhere in the world.

“Know-How” means any non-public information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation databases; ideas; discoveries; inventions; trade secrets; practices; methods; tests; assays; techniques; specifications; processes; formulations; formulae; knowledge; skill; experience; materials including pharmaceutical, chemical and biological materials; products; compositions; scientific, technical, or test data including without limitation pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, and stability data; studies; procedures; drawings; plans; designs; diagrams; sketches; technology; documentation; and patent-related and other legal information or descriptions.

“Knowledge of SLI,” “SLI’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the individuals listed in Schedule 1.01(a).

“Knowledge of Supernus,” “Supernus’ knowledge” or any similar knowledge qualification in this Agreement means to the actual knowledge of the individuals listed in Schedule 1.01(b).

“Lanthanum” means (i) lanthanum; (ii) any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, or metabolites of (i); and (iii) any compound involving forming or breaking a bond or bonds with any of (i) or (ii) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of (i) or (ii).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect on the business, assets or results of operations of the Business, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes or conditions affecting the pharmaceutical industry generally or (iii) changes in economic, regulatory or political conditions generally.

“Mesalamine” means (i) mesalamine (5-Amino-2-hydroxybenzoic acid); (ii) any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, or metabolites of (i); and (iii) any compound involving forming or breaking a bond or bonds with any of (i) or (ii) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of (i) or (ii).

“NDA” means a New Drug Application.

“Oxcarbazepine” means 10,11-Dihydro-10-oxo-5H-dibenz[b,f]azepine-5-carboxamide.

“Ongoing Projects Agreement” means the Ongoing Projects and Royalty Agreement between Supernus, Shire Development Inc. and Guarantor dated the date hereof.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Receivables” means an amount in respect of any accounts, notes or other receivables arising from the conduct of the Business or the Retained Business that SLI or any of its Affiliates had invoiced to a third party prior to the Effective Time and which remain outstanding as of such time.

“QA Agreement” means the Quality Assurance Agreement among Supernus, Shire Development Inc. and Shire Pharmaceuticals Development Limited dated the date hereof.

“Retained Business” means the business of SLI and its Affiliates related to the research, development and commercialization of the Compounds or products based on the Compounds, including all Intellectual Property Rights of SLI and its Affiliates related to the Compounds (other than, for the avoidance of doubt, the SLI Other Know-How and other than the patent families identified as: (i) [**], including US patent number [**]; and (ii) [**] and form part of the Business Intellectual Property Rights).

“SLI Compound Know-How” means Know-How relating, in whole or in part, to any of the Compounds, including their formulation development, stability, bioanalytics, testing, pharmacodynamics, pharmacokinetics, preclinical and clinical performance, manufacture, use, sale or design, and in which SLI or any of its Affiliates has any right or title as of the Effective Time.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“SLI Other Know-How” means Know-How, other than the SLI Compound Know-How, relating to the Business and in which SLI has any right or title as of the Effective Time.

“SLI Patents” means the patents and patent applications set forth on Schedule 3.10(a) together with all foreign equivalents thereof held in SLI’s name.

“SLI Trademarks and Tradenames” means the trademarks, service marks, trade names, internet domain names, rights in designs and copyright (including rights in computer software databases) held in SLI’s name and set forth on Schedule 3.10(a), together with the goodwill associated therewith.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Supernus Consideration Shares” means 4,000,000 shares of Supernus Preferred Stock.

“Supernus Common Stock” means the common stock, par value $.001 per share, of Supernus.

“Supernus Preferred Stock” means the Series A Convertible Preferred Stock, par value $.001 per share, of Supernus.

“Transaction Documents” means, collectively, (i) the Stock Purchase Agreement, (ii) the Ongoing Projects Agreement, (iii) the QA Agreement and (iv) the Licenses.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	7.06
Apportioned Obligations	8.03
Assumed Liabilities	2.03
Business	Recitals
Closing	2.07
Code	8.01
Contributed Assets	2.01
Customer	6.04
Customer Contract	6.04

Term	Section
Damages	10.02
Employment Terms	9.01
Guarantor	Recitals
Indemnified Party	10.03
Indemnifying Party	10.03
Independent Compound Activities	6.04
Licenses	Recitals
Material Contracts	3.06
Permitted Liens	3.09
Post-Closing Tax Period	8.03
Potential Contributor	10.05
Pre-Closing Accrued Income	7.05
Pre-Closing COBRA Participant	9.03
Pre-Closing Tax Period	8.01
Prepaid Expenses	2.02
Prior Plan	9.06
Real Property	3.09
Resigning Employees	9.01
Restricted Affiliate	6.04
Retained Assets	2.02
Retained Intellectual Property Rights	2.02
Retained Liabilities	2.04
Required Consents	3.05
SBE Affiliate	6.04
Scheduled Employees	9.01
SERP Transferee	9.09
Shire-Related Customer Provisions	6.04
Shire SERP	9.09
SLI	Recitals
SLI Confidential Information	6.03
SLI Plans	3.12
Special Resignation Benefits	9.01
Specified Covenants	10.06
Specified Persons	6.04
Stock Purchase Agreement	Recitals
Subsequent Transaction	6.04
Successor Business Entity	6.04
Successor Plan	9.06
Supernus	Recitals
Supernus Confidential Information	5.03
Supernus Consideration	2.06
Supernus Consideration Amount	2.06
Supernus 401(k) Plan	9.04
Supernus Securities	4.05
Supernus SERP	9.09

Term	Section
Tax	8.01
Taxing Authority	8.01
Third Party Claim	10.03
Transfer Date	9.01
Transfer Taxes	8.03
Transferred Employee	9.01
Transferred Plans	9.03
Transferred SERP Liability	9.09

Section 1.02. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
TRANSACTIONS AT CLOSING

Section 2.01. Contribution of Assets. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, SLI agrees to contribute, sell, convey, transfer, assign and deliver, or cause to be contributed, sold, conveyed, transferred, assigned and delivered, to Supernus at the Closing, free and clear of all Liens, other than Permitted Liens, all of SLI’s right, title and interest in, to and under the following assets and properties, as the same shall exist at the Effective Time (the “Contributed Assets”):

(a)                                  the Business Intellectual Property Rights; and

(b)                                 the other assets and properties of the Business owned, used or held for use by SLI that are not Intellectual Property Rights, including all right, title and interest of SLI in, to and under the following assets to the extent owned, used or held for use exclusively in the conduct of the Business:

(i)                                     all personal property (including office and laboratory equipment) and interests therein;

(ii)                                  all raw materials, supplies and other inventories;

(iii)                               all rights under all Contracts to which SLI is a party other than those relating to the Retained Assets, including those set forth on Schedule 3.06;

(iv)                              all accounts, notes and other receivables arising after the Effective Time;

(v)                                 all transferable licenses, permits or other governmental authorizations;

(vi)                              all books, records, files and papers, whether in hard copy or computer format; provided that SLI shall be entitled to make and maintain copies of such books, records, files and papers; and

(vii)                           all goodwill associated with the Contributed Assets, together with the right to represent to third parties that Supernus is the successor to the Business;

provided that in no event shall the Contributed Assets include any Retained Asset.

Section 2.02. Retained Assets. Supernus expressly understands and agrees that the following assets and properties of SLI (the “Retained Assets”) shall be retained by SLI and its Affiliates and not included in the Contributed Assets:

(a)                                  all cash and cash equivalents, including any marketable securities, on hand and in banks and any security deposits in respect of any Retained Asset or Contributed Asset;

(b)                                 insurance policies relating to the Business or the Contributed Assets and all claims, credits, causes of action or rights thereunder;

(c)                                  all Intellectual Property Rights other than the Business Intellectual Property Rights (the “Retained Intellectual Property Rights”), including for the avoidance of doubt but without limiting the foregoing the patents and patent applications, together with all foreign equivalents thereof, and other items set forth on Schedule 2.02 and the SLI Compound Know-How;

(d)                                 the other property and assets of the Retained Business set forth on Schedule 2.02;

(e)                                  all books, records, files and papers, whether in hard copy or computer format (i) used or held for use in the Retained Business or relating to any of the other Retained Assets, including all data, regulatory filings, quality assurance records, processes and manufacturing materials relating to the Compounds, (ii) related to the matters set forth on Schedules 3.07 or 6.01, including all documents and attorney work papers related thereto or (iii) prepared in connection with this Agreement or the transactions contemplated hereby;

(f)                                    all minute books and corporate records of SLI and its Affiliates;

(g)                                 the Pre-Closing Accrued Income and the Pre-Closing Receivables;

(h)                                 all Tax refunds or credits of the Business relating to the Pre-Closing Tax Period, whether received prior to or after the Effective Time; provided that SLI or its Affiliates paid the Tax in respect of such refund or credit;

(i)                                     all rights of SLI arising under this Agreement or any other Transaction Document to which it is a party or the transactions contemplated hereby or thereby;

(j)                                     the Lease Agreement dated November 1, 2002 between ARE Acquisitions, LLC and SLI for the premises located at 1330 Piccard Drive, Rockville, Maryland; and

(k)                                  all prepaid expenses, including ad valorem taxes, leases and rentals (collectively, “Prepaid Expenses”).

Section 2.03. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Supernus agrees, effective at the time of the Closing, to assume all liabilities and obligations of any kind, character or description (whether known or unknown, absolute, contingent or otherwise) relating to or arising out of the Contributed Assets or the conduct of the Business and, in each case, arising after the Effective Time, except for the Retained Liabilities (the “Assumed Liabilities”).

Section 2.04. Retained Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Supernus is assuming only the

Assumed Liabilities and is not assuming any other liability or obligation of SLI or its Affiliates of whatever nature, whether in existence prior to the Effective Time or arising thereafter, including any liability or obligation set forth on Schedule 2.04, relating to the Retained Business or the Retained Assets or relating to the Contributed Assets or the Business and arising prior to the Effective Time. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of SLI (all such liabilities and obligations not being assumed being herein referred to as the “Retained Liabilities”).

Section 2.05. Assignment of Contracts and Rights. (a) Subject to the terms and conditions of this Agreement, promptly after the Closing, Supernus will use its reasonable best efforts to obtain the consent of any third party required to assign the Contributed Assets to Supernus and, if Supernus so requests, SLI shall use its reasonable best efforts to assist Supernus in obtaining such third party consents; provided that SLI shall not be required to make any payment or incur any liability in connection therewith other than in respect of a Retained Liability.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contributed Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Supernus or SLI thereunder. If such consent is not obtained, SLI and Supernus will, if possible, (i) cooperate in a mutually agreeable arrangement under which Supernus would obtain the benefits and assume the obligations thereunder in accordance with this Agreement or (ii) take such other action or enter into such other arrangement in respect of such Contributed Asset as they may mutually agree.

Section 2.06. Consideration; Allocation of Consideration. (a) The consideration for the contribution of the Contributed Assets is (i) the Supernus Consideration Shares and (ii) $1,500,000 in cash (the “Supernus Consideration Amount” and, together with the Supernus Consideration Shares, the “Supernus Consideration”). The Supernus Consideration shall be delivered to SLI as provided in Section 2.07.

(b)                                 Supernus and SLI agree that the Supernus Consideration (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) shall be allocated in accordance with Schedule 2.06 (b). SLI and Supernus agree to (i) be bound by the allocation set forth on Schedule 2,06 (b) and (ii) act in accordance with such allocation in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing). Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party required to file such form shall deliver to the other parties hereto a copy of such form.

Section 2.07. Closing. The closing of the contribution of the Contributed Assets, the assumption of the Assumed Liabilities, the issuance of the Supernus Consideration Shares and the payment of the Supernus Consideration Amount hereunder (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, on the date hereof.  At the Closing:

(a)                                  Supernus shall issue to SLI certificates for the Supernus Consideration Shares pursuant to the Stock Purchase Agreement and shall register such shares in its corporate books.

(b)                                 Supernus shall deliver to SLI the Supernus Consideration Amount in immediately available funds by wire transfer to an account of SLI with a bank previously designated by SLI in writing to Supernus; provided that, at the request of SLI, the amount of such payment shall be less the amount payable by SLI to Supernus pursuant to a certain letter agreement dated the date hereof relating to the leased property at 1550 East Gude Drive, Rockville, Maryland.

(c)                                  SLI and Supernus shall enter into (i) an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A, (ii) an Assignment of SLI Patents substantially in the form attached hereto as Exhibit B and (iii) subject to the provisions hereof, SLI shall deliver to Supernus such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Supernus all right, title and interest of SLI in, to and under the Contributed Assets, free and clear of any Liens, other than Permitted Liens.

(d)                                 Each of SLI and Supernus shall execute and deliver each Transaction Document to which it is a party to each other party to such Transaction Document.

(e)                                  SLI shall deliver a certification signed under penalties of perjury that it is not a “foreign person” as defined in Section 1445 of the Code.

(f)                                    (i) Supernus shall have received all documents it may reasonably request relating to the existence of SLI and the authority of SLI to enter into this Agreement and consummate the transactions contemplated hereby, all in form and substance reasonably satisfactory to Supernus and (ii) SLI shall have received all documents it may reasonably request relating to the existence of Supernus and the authority of Supernus to enter into this Agreement and consummate the transactions contemplated hereby, all in form and substance reasonably satisfactory to SLI.

Section 2.08. License to the SLI Compound Know-How. SLI hereby grants to Supernus and its Affiliates, a paid-up, worldwide, irrevocable, exclusive (except as to SLI and its Affiliates) license under the SLI Compound Know-How relating to the Business for any use outside the Compound Fields to conduct any business with respect to any compounds other than the Compounds. The grant of the license in this Section 2.08 includes the right to grant sublicenses to third parties and to appoint distribution and independent sales organizations or representatives under the rights granted to Supernus or its Affiliates. Such grant to Supernus and its Affiliates, and the right to grant sublicenses, is subject to the restrictions and obligations set forth in Section 6.04. As used in this Section 2.08, an “exclusive (except as to SLI and its Affiliates) license” means that SLI shall not grant any other entity any license under such SLI Compound Know-How other than in respect of the Compounds, but that SLI and its Affiliates retain all of their rights, including but not limited to any rights to practice the rights and ownership of such SLI Compound Know-How, in all fields. It is understood and agreed that this Section 2.08 does not grant Supernus or its Affiliates any right other than as specified in this Section 2.08 in any intellectual property of SLI or its Affiliates, nor the right to sue.

Section 2.09. Access for Possession of Retained Assets. As soon as practicable after the Closing, Supernus will afford to SLI, its Affiliates and their respective authorized representatives such access to Supernus’ offices, properties, books, records, employees and auditors as may be reasonably necessary or appropriate to permit SLI and its Affiliates to obtain possession of all Retained Assets, including those referred to in Section 2.02 (e).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SLI

Except as set forth in the Disclosure Schedules to this Agreement, SLI represents and warrants to Supernus as of the date hereof that:

Section 3.01. Corporate Existence and Power. SLI is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 3.02. Corporate Authorization. The execution, delivery and performance by SLI of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within SLI’s corporate powers and have been duly authorized by all necessary corporate action on the part of SLI. This Agreement and each Transaction Document to which it is a party constitutes a valid and binding agreement of SLI.

Section 3.03. Governmental Authorization. The execution, delivery and performance by SLI of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) in relation to NDAs and INDs in SLI’s name, notifications to be made to the U. S. Food and Drug Administration (and competent regulatory authorities in other counties) of the transaction and consequent change of principal office address of SLI, (ii) any such actions or filings as to which the failure to make or obtain would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) any filings or notices not required to be made or given until after the Closing Date.

Section 3.04. Noncontravention. The execution, delivery and performance by SLI of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of SLI, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, (iii) assuming the obtaining of all Required Consents, to SLI’s knowledge, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which SLI is entitled under any provision of any agreement or other instrument binding upon SLI or (iv) result in the creation or imposition of any Lien on any Contributed Asset, except in the case of clause (ii), (iii) or (iv) for such matters as would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05. Required Consents. Schedule 3.05 sets forth each Contract binding upon SLI requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if not received or taken by the Closing Date (the “Required Consents”).

Section 3.06. Material Contracts. (a) Except for the Contracts disclosed in Schedule 3.06 (collectively, the “Material Contracts”), with respect to the Business, SLI is not a party to or bound by:

(i)                                     any lease (whether of real or personal property) providing for annual rentals of S 50,000 or more that cannot be terminated on not more than 60 days’ notice without payment by SLI of any material penalty;

(ii)                                  any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by SLI of $50,000 or more or (B) aggregate payments by SLI of $50,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by SLI of any material penalty;

(iii)                               any sales, distribution or other similar agreement providing for the sale by SLI of materials, supplies, goods, services, equipment or other assets that provides for annual payments to SLI of $100,000 or more;

(iv)                              any material partnership, joint venture or other similar agreement;

(v)                                 any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)                              any agreement relating to indebtedness for borrowed SLI money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $50,000;

(vii)                           any agreement, other than this Agreement and the Transaction Documents, that limits in any material respect the freedom of SLI or the Business to compete in any line of business or with any Person or in any area; or

(viii)                        any material agreement with or for the benefit of any Affiliate of SLI.

(b)                                 Each Material Contract required to be disclosed pursuant to this Section is a valid and binding agreement of SLI and is in full force and effect, and none of SLI or, to the Knowledge of SLI, any other party thereto is in default or breach in any respect under the terms of any such Material Contract, except for any such defaults or breaches which would not have, or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07. Litigation. Except for the matters disclosed in Schedule 3.07, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of SLI, threatened against or affecting, SLI or the Business before any court or arbitrator or any governmental body, agency or official which is reasonably likely to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.08. Compliance with Laws and Court Orders. SLI is not in violation of any law, rule, regulation, judgment, injunction, order or decree applicable to the Contributed Assets or the conduct of the Business, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09. Properties. (a) Schedule 3.09(a) correctly describes all real property used or held for use exclusively in the Business which SLI owns, leases, operates or subleases (the “Real Property”).

(b)                                 SLI has good title to, or in the case of any leased Real Property or personal property has valid leasehold interests in, all Contributed Assets, except for properties and assets where the failure to have such good title or valid leasehold interests is not material to such properties or assets or to the Business. No Contributed Asset is subject to any Lien, except:

(i)                                     Liens disclosed on Schedule 3.09(b);

(ii)                                  Liens for taxes, assessments and similar charges that arc not yet due or are being contested in good faith;

(iii)                               mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or arc being contested in good faith; or

(iv)                              Liens incurred in the ordinary course of business (clauses (i) through (iv) of this Section 3.09(b) are, collectively, the “Permitted Liens”).

Section 3.10. Intellectual Property. (a) Schedule 3.10(a) contains a list of the SLI Patents and the SLI Trademarks and Tradenames included in the Business Intellectual Property Rights.

(b)                                 Schedule 3.10(b) sets forth a list of all agreements (excluding customer agreements entered into in the ordinary course of business) as to which SLI is a party and pursuant to which any Person is authorized to use any material Business Intellectual Property Right.

(c)                                  To the Knowledge of SLI, except for the Retained Intellectual Property Rights, the Business Intellectual Property Rights and the license to the SLI Compound Know-How granted pursuant to Section 2.08 together constitute all the Intellectual Property Rights necessary for the conduct of the Business as currently conducted, other than rights in respect of third party commercial computer software.

(d)                                 SLI has not received any written notice of infringement of or conflict with the rights of others with respect to the use of any of the Business Intellectual Property Rights.

(e)                                  No Business Intellectual Property Right is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by SLI with respect to the Business.

Section 3.11. Insurance Coverage. SLI has made available to Supernus a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Contributed Assets, the Business and its officers and employees.

Section 3.12. Employee Benefit Plans. (a) SLI has made available to Supernus a list and copies of each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by SLI or any of its ERISA Affiliates and covers any individual employed by SLI. Such plans are referred to collectively herein as the “SLI Plans”.

(b)                                 Except as otherwise provided in this Agreement, no facts or circumstances exist which would reasonably be expected to impose upon Supernus any liability or obligation with respect to any current or former employee benefit plan sponsored, maintained or contributed to SLI or any ERISA Affiliate of SLI or any predecessor thereof.

Section 3.13. Environmental Compliance. Except as disclosed on Schedule 3.13 and as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                  (i) no written notice, order, request for information, complaint or penalty has been received by SLI, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of any Environmental Law and relate to the Contributed Assets or Real Property;

(b)                                 SLI has obtained or caused to be obtained all environmental permits necessary for the operation of the Contributed Assets and the Real Property to comply with all applicable Environmental Laws (as in effect on the date hereof) and SLI is in compliance with the terms of such permits and, with respect to the operation of the Contributed Assets and the Real Property, with all other applicable Environmental Laws (as in effect on the date hereof); and

(c)                                  there has been no written environmental audit conducted within the past five years by SLI of any Contributed Asset or any of the Real Property which has not been made available to Supernus prior to the date hereof.

Section 3.14. Title to the Contributed Assets. Upon consummation of the transactions contemplated hereby, Supernus will have acquired good title in and to, or a valid leasehold interest in, each of the Contributed Assets, free and clear of all Liens, except for Permitted Liens, and the right to use the Contributed Assets, subject to the terms and conditions of this Agreement, the Transaction Documents and Contracts with third parties that are in respect of or relate to the Contributed Assets.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SUPERNUS

In addition to the representations and warranties being made by Supernus to the Purchasers (as defined in the Stock Purchase Agreement) in the Stock Purchase Agreement, Supernus represents and warrants to SLI as of the date hereof that:

Section 4.01. Corporate Existence and Power. Supernus is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Supernus of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Supernus and have been duly authorized by all necessary corporate action on the part of Supernus. This Agreement and each Transaction Document to which it is a party constitutes a valid and binding agreement of Supernus.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Supernus of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any governmental body, agency or official.

Section 4.04. Noncontravention. The execution, delivery and performance by Supernus of this Agreement and each Transaction Document to which it is a patty and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Supernus or (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree.

Section 4.05. Capitalization; Issuance of Supernus Consideration Shares. (a) The authorized capital stock of Supernus consists of 52,000,000 shares of

Supernus Common Stock and 39,000,000 shares of Supernus Preferred Stock.  Immediately prior to the consummation of the transactions contemplated hereby and by the Stock Purchase Agreement, there are outstanding 6,500,000 shares of Supernus Common Stock and no shares of Supernus Preferred Stock.

(b)                                 All outstanding shares of capital stock of Supernus have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 4.05, there are no outstanding (i) shares of capital stock or voting securities of Supernus, (ii) securities of Supernus convertible into or exchangeable for shares of capital stock or voting securities of Supernus or (iii) options or other rights to acquire from Supernus, or other obligation of Supernus to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Supernus (the items in Sections 4.05(b)(i), 4.05(b)(ii) and 4.05(b)(iii) being referred to collectively as the “Supernus Securities”). There are no outstanding obligations of Supernus to repurchase, redeem or otherwise acquire any Supernus Securities.

(c)                                  Schedule 4.05(c) lists, for each holder of any Supernus Securities (i) the identity of such holder, (ii) the type and amount of Supernus Securities held by such holder and (iii) the percentage of such holder’s fully diluted equity interest in Supernus, in each case, immediately after the consummation of the transactions contemplated hereby and by the Stock Purchase Agreement.

(d)                                 Upon issuance of the Supernus Consideration Shares, the Supernus Consideration Shares shall be duly authorized and validly issued and will be fully paid and non-assessable.

Section 4.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Supernus threatened against or affecting, Supernus before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any Transaction Document to which it is a party.

Section 4.07. No Prior Activities. Supernus has not engaged in any activities or incurred any liabilities other than in connection with its incorporation, this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.

Section 4.08. Representations of SLI. Neither Supernus nor any of its Affiliates has any knowledge, or any reason to believe, that any representation or warranty made by SLI pursuant to this Agreement is not true and correct.

Section 4.09. Inspections; No Other Representations. Supernus, together with its expert advisors, is an informed and sophisticated purchaser, experienced in the evaluation and purchase of property and assets such as the Contributed Assets as contemplated hereunder. Supernus, together with its expert advisors, has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Supernus acknowledges that SLI has given Supernus complete and open access to the key employees, documents and facilities of the Business. Supernus agrees to accept the Contributed Assets and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to SLI, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Supernus acknowledges that no representation or warranty is made by either SLI or any of its Affiliates with respect to (i) any projections, estimates or budgets delivered to or made available to Supernus of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) any other information or documents made available to Supernus or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement.

ARTICLE 5

COVENANTS OF SLI

Section 5.01. Access to Information. On and after the Closing Date, SLI will afford to Supernus and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary for Supernus in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business or the Contributed Assets; provided that any such access by Supernus shall not unreasonably interfere with the conduct of the business of SLI or its Affiliates.

Section 5.02. SLI Trademarks and Tradenames. After the Closing, SLI shall cooperate with Supernus to effect the transfer of the SLI Trademarks and Tradenames to Supernus.

Section 5.03. Confidentiality. (a) After the Closing, SLI and its Affiliates will hold, will cause their respective officers, directors and employees to hold, and will use their best efforts to cause their respective accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information as of the Effective Time concerning the Business or relating to any of the Contributed Assets (including all data, regulatory filings, quality assurance records, processes, and manufacturing materials relating to the Contributed Assets or the Business), whether furnished to SLI or its Affiliates in connection with the transactions contemplated by this Agreement or any Transaction Document or in the possession of, or known by, any current employee of any Affiliate of SLI who had previously worked at SLI prior to the Closing Date, except to the extent that such information (i) can be shown to have been in the public domain through no fault of SLI or any of its Affiliates, (ii) can be shown to have been later lawfully acquired by SLI or any of its Affiliates from sources other than Supernus, (iii) relates to the Retained Business or the Retained Assets or any continuing business of SLI and its Affiliates; provided that, if any such information is the subject of a separate written confidentiality obligation between Supernus and any Affiliate of SLI, any obligations of SLI and its Affiliates regarding such information shall be governed by the terms of such other confidentiality obligation, (iv) relates to any Retained Liability and may reasonably be necessary in the satisfaction of or resolution of any dispute involving such Retained Liability and (v) relates to any past, present or future products of SLI or any of its Affiliates and may reasonably be necessary or may be required in connection with the development, manufacturing, offer for sale, sale, distribution, importation or exportation of such products or may reasonably be requested or may be required by any governmental agency or authority (collectively, “Supernus Confidential Information”). SLI shall be responsible for any failure to treat any Supernus Confidential Information confidentially by such Persons.

(b)           Notwithstanding the restriction set forth in Section 5.03(a) to the contrary, SLI may disclose Supernus Confidential Information (i) to its Affiliates, potential and actual sublicensees, consultants, outside contractors, clinical investigators, and other third parties, on a need-to-know basis; provided that such Persons shall only use the Supernus Confidential Information for purposes specifically authorized by this Agreement, (ii) to its attorneys, accountants, and advisors who are bound by a professional duty of confidentiality (it being understood that any sublicensee referred to in clause (i) above may disclose the relevant Supernus Confidential Information to its attorneys, accountants, and advisors who are bound by a professional duty of confidentiality), (iii) to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain intellectual property protection or authorizations to conduct clinical trials of, and to commercially market, products; provided that SLI or its Affiliates requests confidential treatment, if it is available, with respect to such Supernus Confidential Information, and (iv) pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demands issued by a court or governmental agency or as otherwise required by applicable law or regulation (including the rules of any national securities exchange or listing authority to which it or its Affiliates are subject or submit); provided that SLI shall, where legally permissible, notify Supernus promptly upon receipt thereof, giving Supernus, where legally permissible, sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Supernus Confidential Information; and provided, further, that SLI shall furnish only that portion of such Supernus Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by Supernus.

Section 5.04. Non-Solicit. SLI agrees that for a period of four years after the Closing Date, neither it nor any of its Affiliates shall solicit for employment any employee of Supernus or any of its Subsidiaries or induce any such employee to terminate his or her employment with Supernus or any of its Subsidiaries; provided that general advertisement for employment in newspapers, magazines, trade publications or other public media (including the Internet) shall not be considered solicitation for employment.

ARTICLE 6
COVENANTS OF SUPERNUS

Section 6.01. Access; Cooperation. On and after the Closing Date, Supernus will afford to SLI, its Affiliates and their respective counsel, auditors and other authorized representatives reasonable access to its offices, properties, books, records, employees and auditors to the extent relating to the Retained Assets or the Retained Liabilities or necessary to permit SLI to determine any matter relating to its rights and obligations for the period ending on or prior to the Closing Date; provided that any such access by SLI shall not unreasonably interfere with the conduct of the business of Supernus. Without limiting the foregoing, Supernus will, and will cause its employees, officers and advisers to, cooperate with and provide assistance to SLI and its Affiliates in connection with (i) determining any amounts owed to SLI pursuant to Section 7.05 and (ii) the litigation matters set forth on Schedule 6.01, including preserving and retaining records, and furnishing records, information and testimony, and attending conferences, discovery proceedings, hearings, trials or appeals; provided that, with respect to clause (ii) above, Supernus shall be reimbursed by SLI or one of its Affiliates for the time reasonably spent by any of its employees cooperating with or providing assistance to SLI and its Affiliates in connection with such litigation, at the FTE Rate (as defined in the Ongoing Projects Agreement) for such time, and for any out-of-pocket expenses reasonably incurred by Supernus or its employees in connection therewith.

Section 6.02. Trademarks; Tradenames. (a) Except as set forth in Section 6.02(b), after the Closing, Supernus and its Affiliates shall not use any of the trademarks, service marks or tradenames that are part of the Retained Intellectual Property Rights.

(b)           Supernus shall have the right to use existing packaging, labeling, containers, supplies, logos and advertising materials bearing the name “Shire Laboratories” or “SLI” for a period not to exceed six months following the Closing Date. All goodwill from such use by Supernus shall accrue to the benefit of SLI and its Affiliates, and all such use shall conform to any trademark usage guidelines provided by SLI. Supernus shall comply with all applicable laws in any use of packaging or labeling containing the name “Shire Laboratories” or “SLI”.

(c)           If Supernus violates any provision of this Section 6.02 or if, in the reasonable view of SLI or its Affiliates, Supernus deviates from the permissible scope of use in connection with or the manner and nature of the permitted use of the names “Shire Laboratories” or “SLI”, SLI or its Affiliates shall provide Supernus written notice of the violation and/or deviation from the permissible standard and allow Supernus ten Business Days from receipt of the written notice to cure such violation and/or deviation. If, after ten Business Days from receipt of the written notice of the violation and/or deviation, Supernus has not cured such violation and/or deviation to the reasonable satisfaction of SLI or its Affiliate that provided the notice, SLI or its Affiliates may immediately terminate Supernus’s right to use such names and Supernus shall permanently and immediately discontinue all use of such names. The parties acknowledge and agree that a violation of any provision of this Section 6.02 will cause SLI and its Affiliates irreparable injury and that if Supernus does not cure the violation within the specified time period, SLI and its Affiliates shall be entitled to seek emergency relief from a federal or state court to enforce the terms of this Agreement.

Section 6.03. Confidentiality. (a) After the Closing, Supernus and its Affiliates will hold, will cause their respective officers, directors and employees to hold, and will use their best efforts to cause their respective accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the Retained Business or relating to any of the Retained Assets (including all data, regulatory filings, quality assurance records, processes, dissolution methodologies and manufacturing materials relating to the Compounds), whether furnished to Supernus or its Affiliates in connection with the transactions contemplated by this Agreement or any Transaction Document or in the possession of, or known by, any Transferred Employee on or prior to the Closing Date, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Supernus, its Affiliates or any Transferred Employee, (ii) later lawfully acquired by Supernus from sources other than SLI, any Transferred Employee or any other current or former employee of SLI or its Affiliates or (iii) relates solely to the Business or the Contributed Assets and not in any respect to the Retained Business or the Retained Assets; provided that, if any such information is the subject of a separate written confidentiality obligation between Supernus and any Affiliate of SLI, any obligations of Supernus and its Affiliates regarding such information shall be governed by the terms of such other confidentiality obligation (collectively, “SLI Confidential Information”). Supernus shall be responsible for any failure to treat SLI Confidential Information confidentially by such Persons.

(b)           Notwithstanding the restriction set forth in Section 6.03(a) to the contrary, Supernus may disclose SLI Confidential Information related to the SLI Compound Know-How (i) to its Affiliates, potential and actual sublicensees, consultants, outside contractors, clinical investigators, and other third parties, on a need-to-know basis; provided that such Persons shall only use any such SLI Confidential Information for purposes specifically authorized by this Agreement,

(ii) to its attorneys, accountants, and advisors who are bound by a professional duty of confidentiality (it being understood that any sublicensee referred to in clause (i) above may disclose such SLI Confidential Information to its attorneys, accountants, and advisors who are bound by a professional duty of confidentiality), (iii) to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials of, and to commercially market, products; provided that Supernus requests confidential treatment, if it is available, with respect to such SLI Confidential Information, (iv) pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demands issued by a court or governmental agency or as otherwise required by applicable law or regulation (including the rules of any national securities exchange or listing authority to which it or its Affiliates are subject or submit); provided that Supernus shall, where legally permissible, notify SLI promptly upon receipt thereof, giving SLI, where legally permissible, sufficient advance notice to permit it to seek a protective order or other similar order with respect to such SLI Confidential Information; and provided, further, that Supernus shall furnish only that portion of such SLI Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by SLI and (v) related to improvements to the Business for the purpose of filing patent applications; provided that such disclosure does not disclose confidential information concerning the Retained Business or relating to any of the Retained Assets (including all data, regulatory filings, quality assurance records, processes, dissolution methodologies and manufacturing materials relating to the Compounds).

Section 6.04. Restriction on Use. (a) Supernus agrees that, except for activities conducted pursuant to contracts or agreements with SLI or any of its Affiliates, from time to time, neither Supernus nor any of its Restricted Affiliates shall engage in any research, formulation development, testing, manufacture, offer for sale, sale, distribution, importation, exportation, design, analytical testing, technology assessment or oral bioavailability screening, enhancement or other activities that relate, in whole or in part, to any of the Compounds in any field of use, either directly or indirectly, including as a principal or for its own account or solely or jointly with others, or as a stockholder in any corporation or joint stock association, as a partner, member, joint venturer, joint researcher, joint sponsor, joint promoter, joint marketer, joint developer, collaborator or other equity interest holder in a partnership, a limited liability company or other Person, or as a licensor of Intellectual Property Rights (or otherwise aid or assist any Person in connection with any of the foregoing); provided, however, subject to Section 6.04(g), Supernus may provide services to, license Intellectual Property Rights in the ordinary course of business to, or otherwise work with, providing such services, license or work is unrelated to any of the Compounds, any Person who has, without any prior contact with or assistance from Supernus, any of its Affiliates or any Transferred Employee, independently engaged in (or who has the present intention to engage in) any research, formulation development, testing, manufacture, offer for sale, sale, distribution, importation, exportation, design, analytical testing, technology assessment or oral bioavailability screening, enhancement or other activities that relate, in whole or in part, to any of the Compounds in any field of use, either directly or indirectly (“Independent Compound Activities”), so long as (i) Supernus, its Affiliates and the Transferred Employees are and remain in compliance with Section 6.03 and this Section 6.04, and the provision of such services or such other work does not contravene Section 6.03 or this Section 6.04, (ii) Supernus and its Affiliates comply with Section 6.04(b) and (iii) also, in the case of a license, the scope and terms of the license between Supernus and such Person are sufficient to ensure that the licensee cannot use the Business Intellectual Property Rights in a manner inconsistent with Section 6.03 or this Section 6.04. For purposes of this Section 6.04(a) and Section 6.05, “Restricted Affiliates” means Affiliates of Supernus other than investors who are investing in Supernus pursuant to the Stock Purchase Agreement and future financial investors in equity or debt of Supernus, in either case, who are not or who do not become a Successor Business Entity.

(b)           Supernus hereby agrees that, from and after the Closing, it shall not provide any services to, license any Business Intellectual Property Rights to, or otherwise perform any work for, any Person (each such Person, a “Customer”) unless the contract or agreement relating to such services, license or work (each such contract or agreement, a “Customer Contract”) between Supernus and the Customer contains the provisions set forth in Exhibit D (the “Shire-Related Customer Provisions”). Supernus further agrees that, from and after the Closing, (i) it shall not amend or waive, in whole or in part, any of the Shire-Related Customer Provisions in any Customer Contract, without the prior written consent of Shire, (ii) it shall from time to time and upon the request of SLI (or such other entity as may be designated by Guarantor) provide SLI and its Affiliates, for monitoring purposes, with a list of all Customers, (iii) if SLI or any of its Affiliates in its sole discretion believes that there may be, or may have been, a breach or threatened breach of the Shire-Related Customer Provisions under any Customer Contract, at the written request of SLI (or such other entity as may be designated by Guarantor), Supernus shall provide SLI and its Affiliates with an executed copy of the relevant Customer Contract and (iv) it shall indemnify and hold harmless SLI and its Affiliates against any and all Damages suffered by SLI and its Affiliates as a result of a breach of the Shire-Related Customer Provisions by any Customer, if and to the extent that any of Shire-Related Customer Provisions in the Customer Contract that SLI or any of its Affiliates is seeking to enforce shall for any reason be held invalid, illegal or unenforceable in any respect. SLI and its Affiliates agree to keep the information in any Customer Contract confidential in accordance with the provisions of Section 5.03, except to the extent reasonably necessary or appropriate for SLI or any of its Affiliates to enforce its rights and/or pursue its remedies under or with respect to such Customer Contract.

(c)           Supernus may sell, assign, or otherwise transfer any Business Intellectual Property Rights to any of its Subsidiaries so long as such Subsidiary expressly agrees in writing with SLI or such other entity as designated by

Guarantor as a prior condition to such sale, assignment or other transfer to be bound by the terms of Section 6.03 and this Section 6.04.

(d)           Supernus or any of its Affiliates may, subject to Section 6.04(g), enter into and consummate any transaction involving a direct or indirect sale, assignment, transfer or other disposition of all or any part of the Business or the Business Intellectual Property Rights (a “Subsequent Transaction”), provided that, as a condition to entering into any such Subsequent Transaction, any acquiror, successor, assignee or direct or indirect transferee of all or such part of the Business or the Business Intellectual Property Rights (each such acquiror, successor, assignee or direct or indirect transferee, a “Successor Business Entity”) shall have expressly agreed in writing with SLI or such other entity as designated by Guarantor that such Successor Business Entity shall comply with, and, as applicable, shall cause Supernus (or its successor), the Subsidiaries of Supernus, if any, in existence immediately prior to such Subsequent Transaction, and the Affiliates of the Successor Business Entity to comply with, the terms of Section 6.03 and this Section 6.04. The provisions of this Section 6.04 shall apply mutatis mutandis to each Subsequent Transaction and any and all Successor Business Entities as if it were Supernus hereunder.

(e)           Supernus shall, and as a further condition to entering into any Subsequent Transaction each Successor Business Entity shall have expressly agreed in writing with SLI (or such other entity as may be designated by Guarantor) that such Successor Business Entity shall, provide to SLI (or such other entity as may be designated by Guarantor) on an annual basis within 30 days of the end of the calendar year a certificate signed by its chief executive officer, chief financial officer or general counsel certifying the compliance of Supernus and its Affiliates or such Successor Business Entity and its Affiliates, as the case may be, with all of their obligations under Section 6.03 and this Section 6.04.

(f)            For the avoidance of doubt, to the extent that any Successor Business Entity or any Affiliate of a Successor Business Entity (an “SBE Affiliate”) is, prior to closing of any Subsequent Transaction, without any prior assistance from Supernus, any of its Affiliates or any Transferred Employee, independently engaged in (or who has the present intention to engage in) any Independent Compound Activities, the Independent Compound Activities of such Successor Business Entity or SBE Affiliate shall not constitute a breach of Section 6.03 or this Section 6.04 so long as (i) the Business and the Business Intellectual Property Rights are held separate by the Successor Business Entity or SBE Affiliate from, and are not used in connection with, any Independent Compound Activities, (ii) all non-public information concerning the Business Intellectual Property Rights relating to the Compounds is kept confidential from any Successor Business Entity or SBE Affiliate engaged in any Independent Compound Activities and is not used in any manner by any Successor Business Entity or SBE Affiliate in connection with any Independent Compound Activities and (iii) SLI (or such other entity as may be designated by Guarantor) has received in a timely manner the certification required by Section 6.04(e). The parties hereto agree that the obligation to “hold separate” shall not require a separate physical location provided that the Successor Business Entity or SBE Affiliate has otherwise taken all steps necessary and appropriate to ensure compliance with Section 6.03 and this Section 6.04.

(g)           Notwithstanding any other provisions of this Section 6.04, for a period of seven years from the Closing Date, Supernus agrees that neither Supernus nor any of its Subsidiaries shall, directly or indirectly (i) provide any services to or on behalf of, license any Intellectual Property Rights to, or otherwise work with or for, any of the Persons set forth on Schedule 6.04(g) (the “Specified Persons”), their successors or any of their Affiliates or (ii) enter into any business combination or merge or consolidate with, be acquired by, or enter into any joint venture, joint research, joint sponsorship, joint promotion, joint development, collaboration or Subsequent Transaction with any of the Specified Persons, their successors or any of their Affiliates.

Section 6.05. Waiver. Except as otherwise specifically set forth in this Agreement (including Supernus’ right of indemnification pursuant to Section 10.02(a)), Supernus agrees not to, and agrees to cause its Restricted Affiliates not to, either alone or in cooperation with any third party, sue or to bring any cause of action in any court, patent office or other forum (including those for any type of infringement invalidity, or unenforceability of any Intellectual Property Rights), against SLI or any of its Affiliates or any of their respective officers, directors, employees, agents, representatives, distributors, salespersons, customers, licensees, and/or end-users to prevent, inhibit, financially affect or encumber in any manner any of the activities of SLI or any of its Affiliates related, in whole or in part, to the research, development, manufacture, use, offer to sell, sale, distribution, import, and export of any compound(s), composition(s), article(s), material(s), method(s), use(s), or product(s) relating, in whole or in part, to the Compounds. For the avoidance of doubt, the provisions of this Section 6.05 shall not affect the rights and obligations of Supernus or any of its Affiliates under the Ongoing Projects Agreement or the Licenses in the event of an alleged breach of any of these agreements by SLI or any of its Affiliates.

Section 6.06. First Right Regarding [**]. (a) Supernus hereby grants to SLI or its designated Affiliate the first right to enter into a license under all Intellectual Property Rights of Supernus and its Affiliates relating to any oral formulation for [**] which Supernus or any of its Affiliates proposes to commercialize or to grant rights in to any third party. If Supernus or any of its Affiliates proposes to commercialize or grant any rights to any third party relating to any oral formulation of [**], Supernus shall notify SLI in writing of such proposal. The notice shall (i) provide details about such oral formulation and the proposed commercialization or granting of rights, and any material commercial terms associated therewith and (ii) offer to provide or make available such other information as may be reasonably requested by SLI or its designated Affiliate to the extent it is available to Supernus and is not a trade or business secret of a third party. During the 90-day period following receipt of such written

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

notice, SLI or its designated Affiliate shall have the right to enter into negotiations with Supernus regarding such oral formulation and, if SLI or its designated Affiliate shall so elect, Supernus shall negotiate, exclusively and in good faith, during such 90-day period, with SLI or such designated Affiliate commercially reasonable terms for the commercialization or granting of rights with respect to such oral formulation to SLI or such designated Affiliate.

(b)           If SLI or its designated Affiliate does not elect to enter into negotiations with Supernus during such 90-day period, (i) neither SLI nor any of its Affiliates shall have any further right, claim or interest under this Section 6.06 or in any oral formulation of [**] developed by Supernus or any of its Affiliates and (ii) Supernus shall be free to negotiate the commercialization or granting of rights with respect to [**] or any oral formulation of [**] developed by Supernus or any of its Affiliates with a third party without any further obligations under this Section 6.06 to SLI or any of its Affiliates.

(c)           If SLI or its designated Affiliate has entered into negotiations with Supernus and, by the end of such 90-day period, SLI or such designated Affiliate and Supernus have not been able to reach agreement on the terms for the commercialization or granting of rights to SLI or such designated Affiliate with respect to such oral formulation, Supernus shall be free to negotiate with a third party so long as the terms and conditions of such third party agreement or arrangement are at least as favorable to Supernus as those proposed by SLI or such designated Affiliate. If the terms and conditions of such proposed third party agreement or arrangement are the same as or less favorable to Supernus than those previously proposed by SLI or its designated Affiliate, before the execution of any agreement(s) with such third party, Supernus shall provide SLI or such designated Affiliate with a copy of the relevant agreement(s) and, for a period of 30 days from the receipt of copies of the relevant agreement(s), SLI or such designated Affiliate shall have the right to enter into an agreement (or agreements) with Supernus on the same terms and conditions. Should SLI or such designated Affiliate not enter into any such agreement(s) with Supernus during such 30-day period, at the end of such 30-day period, (i) neither SLI nor any of its Affiliates shall have any further right, claim or interest under this Section 6.06 or in any oral formulation of [**] developed by Supernus or any of its Affiliates and (ii) Supernus shall be free to negotiate the commercialization or granting of rights with respect to [**] or any oral formulation of [**] developed by Supernus or any of its Affiliates with a third party without any further obligations under this Section 6.06 to SLI or any of its Affiliates.

Section 6.07. First Right Regarding [**]. (a) Supernus hereby grants to SLI or its designated Affiliate the first right to enter into a license under all Intellectual Property Rights of Supernus and its Affiliates relating to any oral formulation for [**] which Supernus or any of its Affiliates proposes to commercialize or to grant rights in to any third party. If Supernus or any of its

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Affiliates proposes to commercialize or grant any rights to any third party relating to any oral formulation of [**], Supernus shall notify SLI in writing of such proposal. The notice shall (i) provide details about such oral formulation and the proposed commercialization or granting of rights, and any material commercial terms associated therewith and (ii) offer to provide or make available such other information as may be reasonably requested by SLI or its designated Affiliate to the extent it is available to Supernus and is not a trade or business secret of a third party. During the 90-day period following receipt of such written notice, SLI or its designated Affiliate shall have the right to enter into negotiations with Supernus regarding such oral formulation and, if SLI or its designated Affiliate shall so elect, Supernus shall negotiate, exclusively and in good faith, during such 90-day period, with SLI or such designated Affiliate commercially reasonable terms for the commercialization or granting of rights with respect to such oral formulation to SLI or such designated Affiliate.

(b)           If SLI or its designated Affiliate does not elect to enter into negotiations with Supernus during such 90-day period, (i) neither SLI nor any of its Affiliates shall have any further right, claim or interest under this Section 6.07 or in any oral formulation of [**] developed by Supernus or any of its Affiliates and (ii) Supernus shall be free to negotiate the commercialization or granting of rights with respect to [**] or any oral formulation of [**] developed by Supernus or any of its Affiliates with a third party without any further obligations under this Section 6.07 to SLI or any of its Affiliates.

(c)           If SLI or its designated Affiliate has entered into negotiations with Supernus and, by the end of such 90-day period, SLI or such designated Affiliate and Supernus have not been able to reach agreement on the terms for the commercialization or granting of rights to SLI or such designated Affiliate with respect to such oral formulation, Supernus shall be free to negotiate with a third party so long as the terms and conditions of such third party agreement or arrangement are at least as favorable to Supernus as those proposed by SLI or such designated Affiliate. If the terms and conditions of such proposed third party agreement or arrangement are the same as or less favorable to Supernus than those previously proposed by SLI or its designated Affiliate, before the execution of any agreement(s) with such third party, Supernus shall provide SLI or such designated Affiliate with a copy of the relevant agreement(s) and, for a period of 30 days from the receipt of copies of the relevant agreement(s), SLI or such designated Affiliate shall have the right to enter into an agreement (or agreements) with Supernus on the same terms and conditions. Should SLI or such designated Affiliate not enter into any such agreement(s) with Supernus during such 30-day period, at the end of such 30-day period, (i) neither SLI nor any of its Affiliates shall have any further right, claim or interest under this Section 6.07 or in any oral formulation of [**] developed by Supernus or any of its Affiliates and (ii) Supernus shall be free to negotiate the commercialization or granting of rights with respect to [**] or any oral formulation of [**] developed by Supernus or any of its Affiliates with a third party

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

without any further obligations under this Section 6.07 to SLI or any of its Affiliates.

Section 6.08. Business. Supernus confirms that it is its intention as of the date of this Agreement to continue the conduct of its business as a going concern for the foreseeable future.

ARTICLE 7
COVENANTS OF SUPERNUS AND SLI

Section 7.01. Reasonable Best Efforts; Further Assurance. Subject to the terms and conditions of this Agreement, Supernus and SLI will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Subject to Section 2.05, SLI and Supernus agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to (i) consummate or implement expeditiously the transactions contemplated by this Agreement, (ii) vest in Supernus good title to the Contributed Assets and (iii) ensure title and rights with respect to the Retained Assets remain with SLI or its Affiliates, as applicable, and are not affected by this Agreement or the transactions contemplated hereby.

Section 7.02. Certain Filings. SLI and Supernus shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

Section 7.03. Public Announcements. The parties agree to work together to prepare a mutually acceptable press release regarding the transaction contemplated by this Agreement. The parties agree to consult with each other before issuing any other press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. The parties acknowledge and agree that nothing in this Section 7.03 shall preclude any of the parties from disclosing this Agreement and the transactions contemplated hereby to customers, potential customers, suppliers, potential sources of financing and any third party whose consent may be required to effect the transactions contemplated hereby.

Section 7.04. Quality Assurance Services. For a period of three months following the Closing Date, SLI or one or more of its Affiliates shall provide Supernus with quality assurance services and, as reasonably required by Supernus, shall assist Supernus in establishing its own internal quality assurance capability.

Section 7.05. Receivables, Retained Liabilities and Prepaid Expenses; Set-off. (a) Promptly after the Closing, Supernus shall mail invoices in respect of any accounts, notes or other receivables, other than the Pre-Closing Receivables, arising from the conduct of the Business or the Retained Business (including any work in progress) that had accrued to SLI or any of its Affiliates prior to the Effective Time (such amounts, the “Pre-Closing Accrued Income”) to each third party that owes any such amount, with appropriate instructions for such amounts to be paid directly to SLI. After the Closing, Supernus shall promptly pay, subject to Section 7.05(d), to a bank account designated by SLI or any of its Affiliates, any Pre-Closing Receivables or Pre-Closing Accrued Income it receives from any third party. Supernus shall use its reasonable best efforts to assist SLI and its Affiliates to collect any Pre-Closing Receivables or Pre-Closing Accrued Income from third parties. After the Closing, SLI shall promptly pay, subject to Section 7.05(d), to a bank account designated by Supernus, any amounts it receives from third parties in respect of accounts, notes or other receivables arising from the conduct of the Business after the Effective Time.

(b)           Promptly after the Closing, subject to Section 7.05(d), Supernus shall pay to a bank account designated by SLI or any of its Affiliates an amount equal to all Prepaid Expenses that SLI or any Affiliate of SLI has paid, or is owed, with respect to the Business, any Contributed Asset or any Assumed Liability. If at any time after the Closing, SLI notifies Supernus regarding any other Prepaid Expense to which it is entitled under this Agreement, or if Supernus discovers any other Prepaid Expenses to which SLI is entitled pursuant to this Agreement, Supernus shall, subject to Section 7.05(d), promptly pay such amount to a bank account designated by SLI or any of its Affiliates. Any amounts payable pursuant to this 7.05(b) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 4.75% for the first 75 days from the Closing Date and 5% above the U.S. Federal Funds rate thereafter.

(c)           After the Closing, Supernus agrees to pay all amounts owed to any third party in respect of any Contributed Asset; provided that if any such amount includes any Retained Liability, Supernus shall notify SLI of the Retained Liability, which notice shall include documentation substantiating such liability together with proof of payment by Supernus and, subject to Section 7.05(d), SLI shall promptly pay such amount to a bank account designated by Supernus.

(d)           After the Closing, each of SLI and Supernus shall have the right to deduct any amount the other owes to it pursuant to this Section 7.05 from any payment such party is obligated to make to the other party pursuant to this Section

7.05; provided that, in each case, the party claiming any right to deduct any amount hereunder receives the prior written consent of the party that owes such amount.

(e)           The parties hereto agree that any payment made pursuant to this Section 7.05 shall be treated for all Tax purposes as an adjustment to the Supernus Consideration.

(f)            Any amounts properly invoiced by either Supernus or SLI for payment by the other party pursuant to Section 7.05(c) or Article 9 shall be paid by the other party within 15 days from the date of the receipt of the invoice. Interest shall be chargeable on any amounts overdue, from the due date for payment of the unpaid sum (i.e., the 15th day from the date of the receipt of the relevant invoice) to the date of actual payment of the full amount, at a rate equal to 5% above the U.S. Federal Funds rate from time to time, such interest to accrue daily and to be compounded on the last day of each calendar month.

Section 7.06. Closing Financial Statements. (a) As promptly as practicable, but in no event later than 75 days after the Closing Date, Supernus agrees to prepare and deliver to SLI (i) financial statements for SLI (including a balance sheet as of the Closing Date and a statement of income and cash flows for the period from January 1, 2005 through the Closing Date, but, in each case, before giving effect to the transactions contemplated by this Agreement) and (ii) a certificate based on such financial statements setting forth Supernus’s calculation of each of the amounts arising under Section 7.05, which certificate shall fairly present the accounts receivables, accrued liabilities and Prepaid Expenses arising under the Business as at the Effective Time, in each case, consistent with the methodologies used by SLI and its Affiliates to prepare financial statements and record such amounts prior to the Closing Date.

(b)           If after SLI’s review of the documents referred to in Section 7.06(a) SLI disagrees with Supernus’s calculation of the financial statements or amounts set forth in the certificate delivered pursuant to Section 7.06(a), SLI may, within 30 days after delivery of such documents, deliver a notice to Supernus disagreeing with such calculation and setting forth SLI’ s calculation of such financial statements or amount, as applicable.

(c)           If a notice of disagreement shall be duly delivered pursuant to Section 7.06(b), SLI and Supernus shall, during the 30 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts. If during such period, SLI and Supernus are unable to reach such agreement, either SLI or Supernus by notice to the other party may initiate the process whereby they shall promptly jointly retain a nationally recognized accounting firm (the “Accounting Referee”) and cause it to promptly review this Agreement and the disputed items or amounts and to resolve the disputed items or amounts. The Accounting Referee shall deliver to SLI and Supernus, as promptly as practicable, a report setting forth its calculation of the disputed items or amounts. Such report shall be final and binding upon SLI and Supernus and any amount set forth therein that is payable to a party hereto pursuant to Section 7.05, shall promptly be paid to such party by the party hereto obligated to make such payment pursuant to Section 7.05. The cost of such review and report shall be borne (i) by Supernus if the amount it owes SLI pursuant to such report is greater than the amount reflected on the certificate delivered pursuant to Section 7.06(a), (ii) by SLI if the amount Supernus owes SLI pursuant to such report is less than the amount reflected on the certificate delivered pursuant to Section 7.06(a) and (iii) otherwise equally by SLI and Supernus.

(d)           SLI and Supernus agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the financial statements and the certificate delivered pursuant to Section 7.06(a) and in the conduct of the reviews referred to in this Section 7.06, including the making available to the extent necessary of books, records, work papers and personnel.

Section 7.07. Notices From Third Parties. After the Closing, (a) Supernus shall promptly send to SLI any notices or claims it receives in respect of the Retained Assets, Retained Liabilities, Retained Business or any other notice from any third party relating to (i) any asset to which SLI or any of its Affiliates have a right or (ii) any liability to which SLI or any of its Affiliates is subject (including any notices under any provisions of the Hatch Waxman Act or requests under Section 287, Title 35 U.S.C., product liability claims and notices from the U.S. Food and Drug Administration) and (b) SLI shall promptly send to Supernus any notices or claims it receives in respect of the Business, the Contributed Assets or the Assumed Liabilities.

Section 7.08. Reports. For so long as SLI or any of its Affiliates owns any Supernus Preferred Stock or Supernus Common Stock, Supernus agrees to furnish to SLI (or such other Affiliate of SLI as may be designated by either SLI or Guarantor) the reports and other information to be provided to holders of Supernus Preferred Stock or Supernus Common Stock pursuant to the Investor Rights Agreement dated as of the date hereof entered into by Supernus and the holders of Supernus Preferred Stock.

Section 7.09. Warranty Disclaimer; Exclusion of Damages. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SLI NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION OR EXTEND ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY CONTRIBUTED ASSETS OR ASSUMED LIABILITIES TRANSFERRED HEREUNDER, OR ANY MATERIAL OR INFORMATION PROVIDED TO SUPERNUS UNDER THIS AGREEMENT, OR WITH RESPECT TO ANY PRODUCTS OR SERVICES OF SUPERNUS OR ITS AFFILIATES. FURTHERMORE, NOTHING IN THIS AGREEMENT SHALL

BE CONSTRUED AS A WARRANTY THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE BUSINESS OR THE CONTRIBUTED ASSETS ARE VALID OR ENFORCEABLE OR THAT USE BY SUPERNUS OR ITS AFFILIATES OF SUCH CONTRIBUTED ASSETS, OR ANY MATERIALS OR INFORMATION PROVIDED TO SUPERNUS UNDER THIS AGREEMENT, DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER ARTICLE 10 REGARDING INDEMNIFICATION, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

ARTICLE 8
TAX MATTERS

Section 8.01. Tax Definitions. The following terms, as used herein, have the following meanings:

“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Tax” means (i) any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

Section 8.02. Tax Matters. SLI hereby represents and warrants to Supernus that:

(a)           SLI has paid all material Taxes which will have been required to be paid prior to the Effective Time, the non-payment of which would result in a Lien on any Contributed Asset.

(b)           SLI has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will pay, all material Taxes which arise from or with respect to the Contributed Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Contributed Asset.

Section 8.03. Tax Cooperation; Allocation of Taxes. (a) Supernus and SLI agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Contributed Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Supernus and SLI shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least six years following the Closing Date. On or after the end of such period, each party shall provide the other with at least 30 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. SLI and Supernus shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Contributed Assets or the Business, at the cost and expense of the party being audited.

(b)           All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Contributed Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between SLI and Supernus based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”). SLI shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Supernus shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(c)           All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by SLI. Supernus and SLI shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d)           Apportioned Obligations and Taxes described in Section 8.03(b) or 8.03(c) shall be paid in a timely manner, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.03(b) or 8.03(c), as the case may be. Upon payment of any such Apportioned

Obligation or Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.03(b) or 8.03(c), as the case may be together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at a rate per annum equal to the Prime rate as published in the Wall Street Journal, Eastern Edition, in effect from time to time, for each day until paid.

ARTICLE 9
EMPLOYEE BENEFITS

Section 9.01. Employment Offers and Terms. (a) Supernus shall offer employment to each employee listed on Schedule 9.01(a) (the “Scheduled Employees”) effective as of the Closing in a position which provides a status, base salary and health and welfare benefits no less favorable to the employee than those provided to the employee by SLI and its Affiliates as of the Closing (the “Employment Terms”). Each offer of employment by Supernus to a Scheduled Employee shall be conditioned upon such Scheduled Employee’s execution of a confidentiality and proprietary rights agreement in the form set forth in Exhibit C hereto. Each Scheduled Employee who accepts Supernus’s offer of employment shall hereinafter be referred to as a “Transferred Employee” and the “Transfer Date” with respect to such Transferred Employee shall be the Closing Date. Notwithstanding the foregoing, any Scheduled Employee who is not actively at work as of the Closing Date shall not be deemed a Transferred Employee unless he or she reports to work for Supernus after the Closing Date and the Transfer Date for such Scheduled Employee shall be the date on which such Scheduled Employee reports to work for Supernus after the Closing Date. Supernus may retract its offer of employment to any Scheduled Employee who is not actively at work as of the Closing Date and does not report to work for Supernus within 9 months following the Closing Date.

(b)           During the six-month period following the Closing, Supernus shall not terminate or constructively terminate the employment of any Transferred Employee without just cause. Nothing in this Agreement shall restrict the ability of Supernus to modify the Employment Terms with respect to any Transferred Employee any time following such Transferred Employee’s Transfer Date. The Parties agree that modifications of the Employment Terms with respect to any Transferred Employee following such Transferred Employee’s Transfer Date are not intended to give such Transferred Employee any rights or recourse under any benefit plans of SLI or its Affiliates or any rights or recourse against SLI or its Affiliates. If, however, any such Transferred Employee successfully asserts any right or recourse under any benefit plan of SLI or its Affiliates or against SLI or its Affiliates as a result of a modification of the Employment Terms with respect to such Transferred Employee following such Transferred Employee’s Transfer

Date, Supernus shall reimburse SLI and its Affiliates for all Damages incurred by SLI and its Affiliates arising from the assertion of such rights or recourse by such Transferred Employee.

(c)           The Scheduled Employees set forth on Schedule 9.01(c) have declined the Supernus employment offer (collectively, the “Resigning Employees”) and have entered into termination agreements with SLI pursuant to which such Resigning Employees shall receive the special resignation benefits described in Schedule 9.01(c) (the “Special Resignation Benefits”). SLI shall bear full responsibility for the cost of the Special Resignation Benefits payable to the Resigning Employees under such termination agreements.

Section 9.02. Employee Liabilities. (a) Schedule 9.02(a) sets forth the names of employees of SLI (the “Redundant Employees”) whose employment terminated prior to the Closing and who have been determined by SLI to be entitled to severance benefits (the “Severance Benefits”) under the Shire severance policy covering the SLI employees. Supernus agrees that effective as of Closing it shall assume responsibility for the payment of the Severance Benefits to the Redundant Employees as directed by SLI in writing and shall pay such Severance Benefits through the Supernus payroll, making all necessary deductions, withholding and payroll tax payments relating to such Severance Benefits. Supernus shall furnish to SLI itemized written monthly statements of the amounts of such Severance Benefits paid by Supernus and within thirty (30) days after receiving each such written statements SLI shall reimburse to Supernus in readily available funds the aggregate amount of such Severance Benefit payments. Notwithstanding the foregoing, if Supernus or any Affiliate of Supernus retains any Redundant Employee as an employee or consultant during the period that such Terminated Employee is entitled to receive Severance Benefits: (i) Supernus shall promptly notify SLI in writing, setting forth the name of such Redundant Employee and the date such Redundant Employee was retained by Supernus or its Affiliate, (ii) Supernus shall cease all payments of Severance Benefits to such Redundant Employee in respect of the period following the date such Redundant Employee was retained by Supernus or its Affiliate and (iii) SLI shall not be required to reimburse Supernus for any severance benefits or other amounts (including any Severance Benefits) in respect of the period following the date such Redundant Employee was retained by Supernus or its Affiliate.

(b)           Except as otherwise provided in this Article 9 and any corresponding schedules hereto, SLI shall retain, and shall indemnify and hold harmless Supernus and its Affiliates with respect to, all liabilities relating to the SLI Plans, including, without limitation, all liabilities arising under any such SLI Plans for health, medical and dental benefits and disability and workers compensation benefits and accrued and unpaid bonus and incentive compensation for any year (or portion thereof) with respect to any employee of SLI including any Transferred Employee prior to the Transferred Employee’s Transfer Date. Except as expressly provided in this Article 9, SLI shall retain, and shall indemnify and hold harmless Supernus from, all employment-related liabilities (i) with respect to each employee and former employee of the Business who does not become a Transferred Employee and (ii) with respect to each Transferred Employee to the extent that such liabilities arise, accrue or are incurred before the Transfer Date of such Transferred Employee.

(c)           Except as otherwise provided in this Article 9 and any corresponding schedules hereto, Supernus shall assume, and shall indemnify and hold harmless SLI and its Affiliates with respect to, all employment-related liabilities with respect to each Transferred Employee to the extent that such liabilities arise, accrue or are incurred on or after the Transfer Date of such Transferred Employee.

Section 9.03. Sponsorship of Welfare Benefit Plans. Effective as of the Closing, Supernus shall convert sponsorship of the SLI Plans listed on Schedule 9.03 to Supernus plans (the “Transferred Plans”). SLI and Supernus shall, and shall cause their respective Affiliates to, take all actions necessary to effect the transfer to and assumption by Supernus of the Transferred Plans on the terms set forth in Schedule 9.03. From and after the Closing, Supernus shall assume all responsibility for the benefits payable from and after the Effective Time under the Transferred Plans to all participants, beneficiaries and dependants covered by the Transferred Plans. To the extent that any former employee of the SLI business who is not an employee of the SLI business as of the Closing Date or any partner or dependent of any such employee has elected or elects COBRA continuation coverage under any Transferred Plan (each a “Pre-Closing COBRA Participant”): (i) Supernus shall cause such COBRA continuation coverage to be provided to such Pre-Closing COBRA Participant under such Transferred Plan for the full elected duration applicable under COBRA and (ii) to the extent that SLI has provided pursuant to any agreement or arrangement that any such Pre-Closing COBRA Participant shall be entitled to a continuation of a company-paid contribution toward the premium for coverage under any such Transferred Plan during the COBRA continuation period, Supernus shall continue to fund such company-paid contribution after the Closing; provided that Supernus shall furnish to SLI itemized written monthly statements of the amounts of such company-paid contributions funded by Supernus and within thirty (30) days after receiving each such written statement SLI shall reimburse to Supernus in readily available cash funds the aggregate amount of such company-paid contributions. The reimbursement provisions above in this section shall not apply with respect to any Resigning Employee or any partner or dependent of any Resigning Employee and instead any company-paid contributions toward the COBRA benefits of any such individual shall be paid and reimbursed by the Parties pursuant to Section 9.01(c).

Section 9.04. Spin-off of 401(k) Plan. (a) SLI shall cause each Transferred Employee who is or has at any time been a participant in the SLI 401(k) Plan to be 100% vested in their account balance thereunder, if any, as of the Closing Date.

(b)           Effective as of the Closing Date, Supernus has adopted a prototype, non-standardized, defined contribution plan intended to qualify under Section 401(a) and Section 401(k) of the Code (the “Supernus 401(k) Plan”) in which Transferred Employees shall be eligible to participate on and after the Closing Date and that is substantially comparable to the SLI 401(k) Plan, provided that such Supernus 401(k) Plan shall not permit future investments in or hold securities of SLI or its Affiliates except as provided below in this Section 9.04. The prototype plan on which the Supernus 401(k) Plan is based has received a favorable qualification opinion letter.

(c)           As soon as practicable after the Closing Date, SLI shall cause to be transferred to the Supernus 401(k) Plan, cash or, to the extent provided below, other assets as the parties may agree, having a fair market value equal to the aggregate value of the account balances in the SLI 401(k) Plan as of the date of the plan asset transfer for Transferred Employees. Such plan asset transfer shall include any notes evidencing loans to Transferred Employees from their account balances, marketable securities acceptable to Supernus, shares of common stock of SLI or any of its Affiliates, if any, held in any Transferred Employee’s account and the balance in cash, and shall also include all qualified domestic relations orders, within the meaning of Section 414(p) of the Code, applicable to Transferred Employees. Supernus shall assume exclusive responsibility for the administration of the transferred assets from and after the transfer of those assets, including, without limitation, responsibility for: (i) all duties and obligations associated with those assets and the investment alternatives made available for those assets while those assets are held under the Supernus 401(k) Plan or any successor plan, (ii) the proper distribution of benefits relating to the transferred assets and (iii) any future transfer of the assets out of any trust or account maintained under the Supernus 401(k) Plan.

Section 9.05. Credit for Prior Service. Each Transferred Employee will receive service credit for all periods of employment with SLI or any Affiliate of SLI or any predecessor thereof prior to the Closing Date to the same extent and for all purposes under any employee benefit plan of Supernus or any Affiliate of Supernus in which such employee participates after the Closing (including the Transferred Plans), to the extent that such service was recognized under any analogous plan of SLI or any Affiliate of SLI in effect immediately prior to the Closing (including the Transferred Plans). For the avoidance of doubt, Supernus may establish any service requirements for any employee benefit plans implemented after Closing which are additional and not analogous to any plan of SLI or any Affiliate of SLI in effect immediately prior to the Closing, including any additional equity-based or non-qualified deferred compensation plans. In addition, Supernus reserves the right to change all employee benefit plan rules, except as prohibited by law and as limited under Section 9.01.

Section 9.06. Health Plan Exclusions, Deductibles and Co-Pays. If on or after the Closing Date, any Transferred Employee becomes covered under any benefit plan of Supernus or any Affiliate of Supernus providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”) to replace benefits of a similar type provided under a plan of SLI or an Affiliate of SLI immediately prior to Closing Date (a “Prior Plan”), such Successor Plan shall not include any restrictions or limitations with respect to any pre-existing condition exclusions and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the calendar year in which the Transferred Employee becomes covered under any Successor Plan shall be taken into account under any such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during a period in which the Transferred Employee or covered dependent was covered under a corresponding Prior Plan.

Section 9.07. Vacation. Effective as of the-Closing Date, SLI shall pay to each Transferred Employee, within 30 days after the Closing Date, all accrued but unused vacation days under the SLI vacation policy.

Section 9.08. Annual Bonus. SLI shall pay to each Transferred Employee, within 30 days after the Closing Date, such Scheduled Employee’s 2005 annual bonus entitlement under the SLI annual bonus plan for the full calendar year 2005, based on 100% of each such Employee’s target bonus.

Section 9.09. Other. Each Transferred Employee shall cease his or her participation, if any, in the Shire Employee Stock Purchase Plan, and Shire Deferred Bonus Plan effective as of the Closing and shall be paid his or her accrued balance or benefit under such plans in accordance with the terms of such plans and SLI and its Affiliates shall have no further obligation in respect of such amounts or benefits or any tax liabilities or attributes associated with such amounts or benefits. Under the Shire Supplemental Executive Retirement Plan (the “Shire SERP”), the transactions contemplated under this Agreement shall not be treated as a termination of the employment of any Transferred Employee participating in the Shire SERP for as long as SLI continues to hold a material voting interest in Supernus (or any successor). As of the Closing Date, Supernus shall establish a mirror plan to the Shire SERP (the “Supernus SERP”) and, under the Supernus SERP, Supernus shall assume sole responsibility and liability for the benefits accrued by each Transferred Employee under the Shire SERP as of the Closing Date (each, a “SERP Transferee”) and all matters and liabilities relating to such benefits (including, without limitation, the administration of such benefits before, on and after the Closing Date, the transfer of such benefits as provided above, the payment of such benefits and any taxes and withholding related thereto and the administration and updating of the Supernus SERP (collectively, the “Transferred SERP Liability”)). As soon as practicable following the Closing Date (but within 30 days following the Closing Date), SLI shall transfer to Supernus in readily available cash funds, an amount equal to the aggregate benefit liability under the Shire SERP as of the Closing Date in respect of the benefits accrued under the Shire SERP by the SERP Transferees as of the Closing Date. Subject to such transfer, neither SLI nor any Affiliate of SLI (other than Supernus and its successors) shall have any further liability or obligation with respect to the Transferred SERF Liability. As of the Closing Date, Supernus shall deliver to SLI an indemnity agreement {in a form reasonably acceptable to SLI) executed by each SERP Transferee, indemnifying SLI and its Affiliates (other than Supernus and its successors) against the Transferred SERP Liability associated with such SERP Transferee’s benefit under the Shire SERP and the Supernus SERP.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

Section 10.01. Survival. The representations and warranties of the parties hereto contained in this Agreement shall expire on the Closing Date; provided that the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.14, 4.01, 4.02, 4.03 and 4.05 shall survive until the latest date permitted by applicable law. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by applicable law. Notwithstanding the preceding sentence, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 10.02. Indemnification. (a) Effective at and after the Closing, SLI hereby indemnifies Supernus and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Supernus or any of its Affiliates arising out of:

(i)            any misrepresentation or breach of Section 3.01, 3.02, 3.03 or 3.14;

(ii)           any breach of covenant or agreement made or to be performed by SLI pursuant to this Agreement; or

(iii)          any Retained Liability;

provided that with respect to indemnification by SLI pursuant to Section 10.02(a)(i), SLI’s maximum aggregate liability for all such misrepresentations or breaches shall not exceed $1,500,000.

(b)           Effective at and after the. Closing, Supernus hereby indemnifies SLI and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by SLI or any of its Affiliates arising out of:

(i)            any misrepresentation or breach of Section 4.01, 4.02, 4.03 or 4.05;

(ii)           any breach of covenant or agreement made or to be performed by Supernus pursuant to this Agreement; or

(iii)          any Assumed Liability;

provided that with respect to indemnification by Supernus pursuant to Section 10.02(b)(i), Supernus’s maximum aggregate liability for all such misrepresentations or breaches shall not exceed $1,500,000.

Section 10.03. Procedures. (a) The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The Indemnified Party’s failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)           The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c)           If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party, and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)           Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 10.04. Calculation of Damages. (a) The amount of any Damages payable under Section 10.02 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor and (ii) Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest applicable marginal tax rate then in effect, all Tax items arising from the incurrence or payment of any indemnified Damages. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)           The Indemnifying Party shall not be liable under Section 10.02 for any (i) consequential or punitive Damages or (ii) Damages for lost profits.

Section 10.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 10.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 10.06, Exclusivity. After the Closing, Section 10.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim (other than those arising out of a breach of Sections 5.01, 5.02, 5.03, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 and 6.07 (collectively, the “Specified Covenants”)) arising out of this Agreement or the transactions contemplated hereby, other than in the case of fraud.

ARTICLE 11
MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Supernus, to:

Supernus Pharmaceuticals, Inc.
1550 East Gude Drive
Rockville, Maryland 20850
Attention:  Jack Khattar
Telephone No.: (301) 838-2500
Facsimile No.: (301) 424-1364

with a copy to:

Schmeltzer, Aptaker & Shepard, P.C.
2600 Virginia Avenue, N.W. Suite 1000
Washington, D.C. 20037
Attention:  Mark I. Gruhin, Esq.
Telephone No.: (202) 342-3444
Facsimile No.: (202) 342-3434

if to SLI, to:

Shire Laboratories Inc.
11200 Gundry Lane
Owings Mills, Maryland 21117
Attention:  Richard Couch
Telephone No.: (410) 413-2002
Facsimile No.: (443) 471-2470

with a copy to:

Davis Polk & Wardwell
99 Gresham Street
London EC2V 7NG
England
Attention: John K. Knight
Facsimile No.: +44 207 710 4839

and, in the case of Sections 7.05, 7.06, 7.08 and 8.03, with a copy to:

Shire plc
Hampshire International Business Park
Chineham
Basingstoke
Hampshire RG24 8EP
England
Attention: Simon Gibbins
Facsimile No.: 44 1256 894713

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. SLI agrees to reimburse Supernus for an amount of its reasonable legal fees and expenses up to, but not to exceed, $100,000.

Section 11.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, except as otherwise expressly provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. For the avoidance of doubt, (i) the limitations on assignment, delegation or other transfer under this Section 11.04 relate to the parties’ rights and obligations under this Agreement and are not otherwise intended to limit or restrict the ability of Supernus to sell or dispose of its assets so long as it complies with its obligations under Article 6 and (ii) any such sale or disposition shall not affect the rights of Supernus under Article 10.

Section 11.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.06. Jurisdiction. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Delaware State or Federal court sitting in New Castle County, Delaware and any appellate court from any thereof; in any suit, action, or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court, or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 11.06(a).

(c)           Each of the parties hereto hereby irrevocably waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding in any such court, and agrees not to plead the same, and agrees that nothing herein will limit the right to sue in any other jurisdiction if a Delaware State or Federal court of competent jurisdiction sitting in New Castle County, Delaware rules or orders that it will not exercise jurisdiction over any such action or proceeding.

(d)           To the extent that a party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent it may legally and effectively do so, such immunity in respect of its obligations under this Agreement.

(e)           Each of the parties hereto hereby acknowledges that a breach of a Specified Covenant may cause irreparable harm to the non-breaching party and that the remedy or remedies at law for any such breach may be inadequate. Each of the parties hereto hereby agrees that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching party shall have the right to obtain equitable relief to enforce the provisions of this Agreement.

Section 11.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY,

Section 11.08, Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.09. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. For the avoidance of doubt, this Agreement and each of the Transaction Documents shall be treated as a stand-alone agreement unless otherwise expressly provided for herein or therein.

Section 11.10. Bulk Sales Laws. Supernus and SLI each hereby waive compliance by SLI with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12. Guarantor. Guarantor hereby guarantees to Supernus the prompt and full discharge by SLI of all of SLI’s covenants, agreements, indemnities, obligations and liabilities under this Agreement including the due and punctual payment of all amounts which are or may become due and payable by SLI hereunder, when and as the same shall become due and payable, in accordance with the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SHIRE LABORATORIES INC.

By:	/s/ Scott Applebaum
Name: Scott Applebaum
Title: Secretary

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack Khattar
Name: Jack Khattar
Title: President & CEO

SHIRE PLC

By:	/s/ Matthew Emmens
Name: Matthew Emmens
Title: Director

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of December 22, 2005, between Shire Laboratories Inc., a Delaware corporation (“SLI”) and Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”).

W I T N E S S E T H :

WHEREAS, Supernus and SLI have concurrently herewith consummated the purchase by Supernus of the Contributed Assets pursuant to the terms and conditions of the Asset Purchase and Contribution Agreement dated as of December 22, 2005 among Supernus, SLI and Shire plc (the “Asset Purchase Agreement”; capitalized terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

WHEREAS, pursuant to the Asset Purchase Agreement, Supernus has agreed to assume certain liabilities and obligations of SLI with respect to the Contributed Assets and the Business.

NOW, THEREFORE, in consideration of the sale of the Contributed Assets and in accordance with the terms of the Asset Purchase Agreement, Supernus and SLI agree as follows:

1.             (a) SLI does hereby sell, transfer, assign and deliver to Supernus all of the right, title and interest of SLI in, to and under the Contributed Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any Contributed Asset if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Supernus or SLI thereunder.

(b)           Supernus does hereby accept all the right, title and interest of SLI in, to and under all of the Contributed Assets (except as aforesaid) and Supernus assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of SLI to be performed under the Contracts that comprise the Contributed Assets except to the extent liabilities thereunder constitute Retained Liabilities.

2.             This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

3.             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SHIRE LABORATORIES INC.

By:
Name:
Title:

SUPERNUS PHARMACEUTICALS, INC.

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT OF PATENTS

WHEREAS SHIRE LABORATORIES INC., a corporation incorporated under the laws of Delaware whose principal office is situated at 1550 East Gude Drive, Rockville, Maryland (“Shire”) (hereinafter “ASSIGNOR”) in consideration of the sum of Ten Dollars ($10.00), or the equivalent thereof, and other good and valuable consideration, the sufficiency of which and receipt of which are hereby acknowledged, paid to it by Supernus Pharmaceuticals, Inc, a corporation incorporated under the laws of Delaware whose principal office is at 1550 East Gude Drive, Rockville, Maryland (“Supernus”); (hereinafter “ASSIGNEE”), does hereby sell and assign to the said ASSIGNEE, its successors and assigns, the below indicated right, title, and interest throughout the world, in and to the patents and patent applications listed on Schedule A attached hereto, which patents and patent applications are owned by it, and all patents, divisions, reissues, continuations and any extensions thereof and rights of priority therein, said interest being its entire ownership interest in the same, to be held and enjoyed by said ASSIGNEE, its successors, assigns, or other legal representatives, to the full end of the term thereof, except as expressly provided herein, as fully and entirely as the same would have been held and enjoyed by ASSIGNOR if this assignment and sale had not been made;

WHEREAS, in connection with the sale and assignment by ASSIGNOR to said ASSIGNEE of the patents and patent applications listed on Schedule A attached hereto, said ASSIGNEE and ASSIGNOR have entered into two License Agreements dated as of December 22, 2005 pursuant to which said ASSIGNEE has granted to ASSIGNOR and its affiliates an irrevocable, exclusive license, including the right to sue and grant sublicenses, under such patents and patent applications to research, develop, formulate, test, design, have manufactured, manufacture, use, offer to sell, sell, distribute, import and export any pharmaceutical product containing at least one of the Compounds (as defined below) as an active ingredient anywhere in the world.

And for the consideration aforesaid, ASSIGNOR hereby covenants and agrees to and with said ASSIGNEE, its successors and assigns, that whenever ASSIGNEE, its counsel or representative, or the counsel or representative of its successors or assigns, shall advise that an amendment to, or a division of, or any other proceeding or action in connection with any patent applications listed on Schedule A attached hereto, including interference proceedings, is lawful and desirable, or that a reissue or continuation or extension of such application or patent issuing therefrom is lawful and desirable, ASSIGNOR will, through an authorized representative, have all papers and drawings signed, have all rightful oaths and affidavits taken, and have all acts done that are necessary or required to be done for the procurement of all lawful rights associated with the patents and patent applications listed on Schedule A attached hereto, or for the reissue or continuation or extension of the same, will, through an authorized representative, have done all acts necessary or required to secure in said ASSIGNEE, its successors and assigns, the title to and full benefit of all rights hereby assigned, without charge to said ASSIGNEE or its successors or assigns, but at its or their expense and ASSIGNOR hereby appoints every present or future officer of said ASSIGNEE as its agent to sign all such papers and to do all such necessary acts on its behalf, to the fullest extent permitted by law;

And ASSIGNOR hereby authorizes and requests the Commissioner of Patents and Trademarks and any other granting authority to issue any Letters Patent resulting from said patent applications listed on Schedule A attached hereto concerning same to said ASSIGNEE;

And ASSIGNEE hereby covenants and agrees to and with said ASSIGNOR, its successors and assigns, such covenant to run with and attach to each patent and patent application assigned to ASSIGNEE by ASSIGNOR in this assignment, that the owner of any patents or patent applications listed on Schedule A attached hereto shall not use, directly or indirectly, solely or jointly with others or in cooperation with a third party, or as a licensor of intellectual property, any of the intellectual property rights covered by such patents and/or patent applications in any research, development, formulation, testing, design, manufacture, use, offer for sale, sale, distribution, importation or exportation, that relates, in whole or in part, to any of the Compounds in any field of use, other than for or on behalf of ASSIGNOR and its affiliates. For purposes hereof, “Compounds” means any and all of (a)(i) (+)-alpha-Methylbenzeneethanamine; (ii) carbamazepine (5H-Dibenz{b,f} azepine-5-carboxyamide), (iii) guanfacine (N-(Aminoiminomethyl)-2,6-dichlorobenzeneacetamide), (iv) lanthanum and (v) mesalamine (5-Amino-2-hydroxybenzoic acid), (b) any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, or metabolites of any of clause (a); and (c) any compound involving forming or breaking a bond or bonds with any of clause (a) or (b) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of clause (a) or (b), other than, in the case of clauses (a), (b) and (c), 10,11-Dihydro-10-oxo-5H-debenz[b,f]azepine-5-carboxamide.

This assignment shall have an effective date of December 22, 2005.

I declare under penalty of perjury under the laws of the United States of America, and under penalty of the laws of any other jurisdiction before which this document may be presented, that I am an officer of the above identified ASSIGNOR, that I have signed this document on behalf of ASSIGNOR with the full authority of its board of directors, and that all of the foregoing is true and correct.

Dated: December 22, 2005	By:
Name:
Title:

ACCEPTANCE BY ASSIGNEE

I hereby accept this assignment on behalf of said ASSIGNEE. I declare under penalty of perjury under the laws of the United States of America, and under penalty of the laws of any other jurisdiction before which this document may be presented, that I am an officer of the above-identified ASSIGNEE, that I have signed this document on behalf of ASSIGNEE with the full authority of its board of directors, and that all of the foregoing is true and correct.

Dated: December 22, 2005	By:
Name:
Title:

EXHIBIT C

SHIRE LABORATORIES INC.

Confidentiality and Proprietary Rights Agreement

In consideration of my employment by Shire Laboratories Inc. (“Shire” or “SLI”) (which together with Shire plc and any affiliated companies and any predecessors thereof shall hereinafter be referred to as the “Company”) and in consideration of my transfer of employment to Supernus Pharmaceuticals, Inc. (“Supernus”) and the compensation and benefits made available to me by the Company and Supernus, I understand, acknowledge and agree that:

1.             The Company intends to sell the Business to Supernus pursuant to the terms and conditions of an Asset Purchase and Contribution Agreement dated as of December 22, 2005 among Supernus, the Company and Shire plc (the “Purchase Agreement”) and in so doing will assign to Supernus certain patents, trademarks and tradenames of SLI and certain know how not pertaining to the Compounds (collectively, the “Business Intellectual Property Rights”). However, the Company has not agreed to assign or transfer to Supernus any intellectual property rights other than the Business Intellectual Property Rights. The intellectual property, proprietary property, assets and information retained by the Company include the following types of property and information: (i) client lists, financial information, proprietary scientific methods and protocols, scientific results, market research and product ideas which do not pertain to the Business; (ii) all other knowledge or information of a proprietary, private, confidential or secret nature which in any way relates to the business of the Company or the design, construction, manufacture or sale of the Company’s products or services which do not pertain to the Business, and (iii) any confidential business plans, budgets, financial information, legal information, records or similar information of the Company, other than such information that has been assigned or transferred by the Company to Supernus and made available to you for use in the context of your employment with Supernus. This is not an exhaustive list, but rather it is intended to illustrate those types of information or materials that the Company deems protected by this Agreement. The intellectual property, proprietary property, assets and information retained by the Company shall hereinafter be referred to as the “Retained Intellectual Property”.

2.             I shall not, publish, disclose, or make use of, or authorize anyone else to publish, disclose or otherwise make use of any of the Retained Intellectual Property, except as may be expressly permitted by the Purchase Agreement. I shall not disclose or cause others to disclose any of the Retained Intellectual Property to Supernus or any other party, or induce Supernus or any other party to use any information or material which is the property of the Company or its affiliates or other individuals or companies (other than Supernus) and which is of a proprietary or confidential nature. If I have any doubt as to whether any information or material includes any of the Retained Intellectual Property I will consult with senior management of Supernus who, in turn, will consult with officials of Shire plc to resolve such doubt.

3.             All documents, written information and other items including, but not limited to, notes, sketches, manuals, blueprints, notebooks, products, tools, fixtures, records and information made or obtained by me while employed by the Company which constitute part of the Retained Intellectual Property or which include any of the Retained Intellectual Property shall be the exclusive property of the Company and, upon the request of the Company, I shall promptly deliver such material to the Company without retaining any copies thereof, whether in written, electronic, oral, visual or other form.

4.           My interest in (a) any and all inventions, improvements, and ideas (whether or not patentable) which I have made or conceived, either solely or jointly with others, at any time during the period of my employment with the Company, and (b) any suggestions, proposals, writings and the like, of any sort whatsoever, including any interest in any copyright, which I have developed and with which my work for the Company was concerned during my employment with the Company, or which relate or are applicable directly or indirectly to any phase of the Company’s business shall be the exclusive property of the Company or the Company’s rightful successor, assignee, or nominee with respect thereto, except to the extent it is part of the Business Intellectual Property in which case it shall be the exclusive property of Supernus. The items defined in (a) and (b) above will hereinafter be referred to collectively as “Proprietary Subject Matter”. I have made full and prompt disclosure in writing to an official of the Company of all Proprietary Subject Matter made or conceived during the term of my employment with the Company. At the request and expense of the Company, but without further compensation to me, I shall do such acts, and execute, acknowledge and deliver all such papers, including without limitation patent applications, as may be necessary or desirable in the sole discretion of the Company to obtain, maintain, protect or vest in applications, patents, copyrights or other proprietary rights of any kind relating thereto, in all countries of the world; including rendering such assistance as the Company may request in any contemplated or pending litigation, patent office proceeding, or other proceeding.

5.           Excepted from this Agreement are only such inventions, improvements, ideas, suggestions, proposals, writings and the like relating to any phase of the Company’s business made or conceived by me prior to my employment with the Company which are (a) embodied in a United States Letters Patent, Copyright Registration or an application for United States Letters Patent or Copyright Registration filed prior to the commencement of my employment; (b) in the physical possession of a former employer who owns them; or (c) disclosed in detail in an attachment hereto signed by the Company.

6.           The terms “Business”, “Business Intellectual Property Rights”, “Compounds” and “Retained Intellectual Property Rights”, as used in this Agreement, are intended to have the same meanings given to those terms in the

Purchase Agreement. In the event of any inconsistency or conflict between the meaning of any such term in this Agreement and in the Purchase Agreement, the meaning given to such term in the Purchase Agreement shall control. A copy of the relevant provisions of the Purchase Agreement will be made available during normal business hours at the offices of the Company or Supernus in the event of any questions concerning the meanings of any of these terms or the scope of the confidentiality provisions contained therein.

7.           This Agreement is to be made under and shall be construed in accordance with the laws of the State of Maryland.

Signature of Employee	Print Name of Employee

IN WITNESS WHEREOF, I have hereunto set my hand this           day of                     in the year 200

Signature of Witness	Print Name of Witness

EXHIBIT D

CUSTOMER CONTRACT/LICENSE AGREEMENT PROVISIONS

Section    . Certain Arrangements of Supernus with Shire; Third Party Beneficiary Rights. (a) Customer acknowledges that Supernus has certain contractual agreements with subsidiaries of Shire plc (“Shire”) pursuant to which (i) Supernus has granted to Shire and its subsidiaries an irrevocable, exclusive license, including the right to sue, in intellectual property rights (including without limitation patents, patent applications and know-how) owned by Supernus to research, develop, formulate, test, design, have manufactured, manufacture, use, offer to sell, sell, distribute, import and export any pharmaceutical product containing at least one of the Compounds (as defined below) as an active ingredient anywhere in the world and (ii) Supernus has agreed not to engage, directly or indirectly, including as a principal or for its own account or solely or jointly with others or in cooperation with a third party, or as a licensor of intellectual property, in any research, formulation development, testing, manufacture, offer for sale, sale, distribution, importation, exportation, design, technology assessment or oral bioavailability screening or enhancement that relates, in whole or in part, to any of the Compounds in any field of use, or otherwise aid or assist any third party in connection with any of the foregoing. For purposes hereof, “Compounds” means any and all of: (A)(I) (+)-alpha-Methylbenzeneethanamine, also known as “amphetamine”, (II) carbamazepine (5H-Dibenz{b,f}azepine-5-carboxyamide), (III) guanfacine (N-(Aminoiminomethyl)-2,6-dichlorobenzeneacetamide), (IV) lanthanum, and (V) mesalamine (5-Amino-2-hydroxybenzoic acid), (B) any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, or metabolites of clause (A), and (C) any compound involving forming or breaking a bond or bonds with any of clause (A) or (B) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of clause (A) or (B), but excluding 10,11-Dihydro-10-oxo-5H-debenz[b,f]azepine-5-carboxamide, also known as “oxcarbazepine”.

(b)           Customer hereby agrees that it shall not use any of the services or Confidential Inforrnation(1) provided to it, or work performed on its behalf, by Supernus pursuant to this Agreement, or the results therefrom, or any intellectual property rights licensed to it by Supernus in any activity that is outside the Purpose(2) and, in particular, in any activity that, directly or indirectly, relates, in whole or in part, to any of the Compounds in any field of use. The provisions of this Section      (i) are intended to benefit, and shall be enforceable by, Shire and its subsidiaries, (ii) shall survive any termination or expiration of this Agreement

(1) To be separately defined based on information to be provided or shared as part of the customer arrangements.

(2) To be separately defined based on scope of the customer arrangements.

and (iii) shall not be amended or waived, in whole or in part, without the prior written consent of Shire. Supernus has agreed to provide Shire with a list of its customers’ names from time to time for monitoring purposes and Customer hereby agrees to its name being provided to Shire. Shire has agreed to keep the list and the terms of this Agreement confidential in accordance with the terms of a confidentiality agreement with Supernus, except to the extent reasonably necessary for Shire to investigate any alleged violation of, or to enforce its rights under, the provisions of this Section    . Customer acknowledges that Supernus has agreed with Shire that if Shire or any of its subsidiaries in its sole discretion believes that there may be, or may have been, a breach or threatened breach of the provisions of this Section    , at the written request of Shire, Supernus shall provide Shire and its subsidiaries with an executed copy of this Agreement, and Customer hereby consents to Supernus providing such copy to Shire or any of its subsidiaries.

(c)           In the event Customer breaches or threatens to breach the provisions of this Section      , should the breach or threatened breach relate directly or indirectly to any activities relating to any of the Compounds then, in addition to any rights that Supernus may have against Customer, Customer acknowledges and agrees that Shire or any of its subsidiaries shall have the right to bring a suit, action or proceeding against Customer for any and all damages suffered or incurred by Shire and its subsidiaries as a result of Customer’s breach or threatened breach, whether or not Supernus is a party to the suit, action or proceeding. If any legal action or other proceeding is brought by Shire for the enforcement of this Section      , and such action is successful, Shire shall be entitled to recover its reasonable attorney’s fees, court costs and reasonable expenses, even if not taxable or assessable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal) incurred in that action or proceeding in addition to any other relief to which Shire may be entitled. If any legal action or other proceeding is brought by Shire for the enforcement of this Section     , and such action is unsuccessful, Customer shall be entitled to recover its reasonable attorney’s fees, court costs and reasonable expenses, even if not taxable or assessable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal) incurred in that action or proceeding in addition to any other relief to which Customer may be entitled. Customer further acknowledges that a breach or threatened breach of these provisions may cause irreparable harm to Shire and its subsidiaries and that the remedy or remedies at law for any such breach or threatened breach may be inadequate. Customer agrees that, in the event of any such breach or threatened breach, in addition to all other available remedies they may have available to them, Shire and its subsidiaries shall have the right to obtain equitable relief.

(d)           Customer agrees that Shire and its subsidiaries shall not be liable for any claim or counterclaim (equitable, statutory, contractual or otherwise) that could be asserted by Customer against Supernus and that no such claims or counterclaims shall be asserted against Shire or any of its subsidiaries. Customer further agrees to waive against Shire and its subsidiaries any such claims or counterclaims (equitable, statutory, contractual or otherwise) and also agrees that in any action by Shire or any of its subsidiaries it will not assert and will waive any defense, bar or other similar matter (equitable, statutory, contractual or otherwise) based on or relating to the actions, inactions or status of Supernus. To the extent that the assertion of any such claims, counterclaims, defenses, bars or similar matters is compulsory, Supernus may be joined in the action and such claims, counterclaims, defenses, bars or other matters asserted against Supernus (but only against Supernus) and Supernus hereby agrees to such joinder.

(e)           [This Agreement] [the provisions of this Section     ] shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State. Each of the parties hereto acknowledges and agrees that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708 and hereby waives, to the fullest extent permitted by law, any and all objections to the laws of the State of Delaware governing this Agreement.

(f)            Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of the courts of the State of Delaware and of the Federal courts sitting in the State of Delaware any Delaware State or Federal court sitting in New Castle County, Delaware and any appropriate appellate courts therefrom in any suit, action or proceeding arising out of or relating to [this Agreement] [the provisions of this Section    ] and irrevocably consents to the jurisdiction of such courts and any appropriate appellate courts therefrom in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in ay such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto irrevocably and unconditionally agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and to notify the other party of the name and address of such agent and (ii) to the fullest extent permitted by law, service of process may also be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service, and that service made pursuant to (i) or (ii) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each party that has not as of the date hereof already duly appointed such an agent does hereby appoint [name to be inserted], as such agent.

(g)           EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO [THIS AGREEMENT] [THE PROVISIONS OF THIS SECTION    ].